Exhibit (d)(2)

ON Semiconductor Corporation

5005 East McDowell Road

Phoenix, Arizona 85008

September 14, 2015

By email to mark.thompson@fairchildsemi.com:

Mr. Mark S. Thompson

President and Chief Executive Officer

Fairchild Semiconductor International, Inc.

3030 Orchard Parkway

San Jose, California 95134

Re: Confidentiality Agreement

Mr. Thompson:

Each of ON Semiconductor Corporation and Fairchild Semiconductor International, Inc. (each a “Party” and together, the “Parties”) have requested certain information from the other in connection with their mutual consideration of a potential negotiated transaction between the Parties (any such transaction, a “Transaction”). For purposes of this confidentiality agreement (this “Agreement”), each Party acknowledges that it may act as both a “Disclosing Party” (i.e., a Party disclosing information) and a “Recipient Party” (i.e., a Party receiving information) and it intends to be legally bound as both a Disclosing Party and Recipient Party, as applicable, by the terms set forth in this Agreement. This Agreement is entered into on and is effective as of the date first written above (the “Effective Date”).

1.

In consideration of the Parties furnishing such information, and as a condition to being furnished such information, each Party agrees that, except as expressly provided below, (i) the Recipient Party shall treat confidentially and not disclose to any person any information (whether prepared by a Party or (a) its directors, officers, employees, agents, consultants, advisors (including tax advisors), subsidiaries or affiliates or representatives of its agents, consultants, advisors, subsidiaries or affiliates and (b) only from and after such time as the other Party consents in writing (such consent not to be unreasonably withheld), potential sources of debt or equity financing to a Party (each of the foregoing under clauses (a) and (b), a “Representative”), and whether oral, written or electronic), that the Disclosing Party or its Representatives furnishes to the Recipient Party or its Representatives, or is otherwise ascertained by the Recipient Party or its Representatives through due diligence investigations or discussions with employees or other Representatives of the Disclosing Party, together with all notes, reports, analyses, compilations, studies, files, summaries, forecasts, data or other documents or material in whatever form maintained, whether prepared by a Party, its Representatives or others, which are based on, contain or otherwise reflect, or are generated from, any such information (all such information, together with the Transaction Information (defined below), being collectively referred to herein as the “Evaluation Material”), and (ii) each Party shall take or abstain from taking certain other actions set forth herein. If a Party requests in writing the other Party’s consent to a potential source of financing under clause (b) above, such consent will be deemed given if the other Party does not reasonably object in writing within three business days after receiving such request. Notwithstanding anything to the contrary in this paragraph, either Party shall have the right at any time in its sole discretion to have one prospective lender become a Representative under this Agreement, provided that such Party disclose in writing to the other Party the identity of such prospective lender in a reasonably prompt manner, and in any event within two business days, after the prospective lender becomes a Representative. For the avoidance of doubt, if a Party exercises its right to have one (but not more than one) prospective lender become a Representative under the previous sentence, such Party shall have no obligation to seek the other Party’s consent in writing as to such prospective lender, and such other Party shall have no right to object to such prospective lender automatically becoming a Representative, but as to any other prospective lender of such Party, the above requirement for the other Party’s prior written consent shall continue to apply.

2.	Other than with respect to any Transaction Information, the term “Evaluation Material” does not include information that: (i) is or becomes generally available to the public, other than as a result of a disclosure, or any action or omission, by the Recipient Party or a Representative of the Recipient Party in breach of this Agreement; (ii) was available to the Recipient Party or a Representative of the Recipient Party, or has become available to the Recipient Party or a Representative of the Recipient Party, on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that the source of such information was not bound by a confidentiality agreement with the Disclosing Party or any of its Representatives with respect to such material, or otherwise prohibited from transmitting the information to the Recipient Party or such Representative of the Recipient Party by a contractual, fiduciary or legal obligation; or (iii) the Recipient Party or a Representative of the Recipient Party independently developed without reference to Evaluation Material or any derivative thereof.

3.	The Recipient Party hereby agrees that the Evaluation Material shall be used by the Recipient Party or its Representatives solely for the purposes of evaluating or negotiating a possible Transaction and for no other purpose and shall not be disclosed to any person and will be kept strictly confidential by the Recipient Party and its Representatives. It is understood, however, that the Recipient Party may disclose Evaluation Material to its Representatives that require such material solely for the purpose of assisting the Recipient Party in evaluating a Transaction. The Recipient Party further agrees that it is responsible to the Disclosing Party for any breach of this Agreement by the Recipient Party or any breach of the terms of this Agreement applicable to Representatives by any Representative of the Recipient Party.

4.	The Recipient Party understands that some Evaluation Material deemed competitively sensitive may be designated for review solely by the Recipient Party’s outside advisors or by a limited number or category of the Recipient Party’s employees as designated and agreed upon by the parties in writing, and the Recipient Party agrees to, and agrees to cause its Representatives to, abide by such designation.

Without the prior written consent of the other Party, a Party shall not, and shall cause its Representatives not to disclose, (i) to any person the fact that Evaluation Material has been requested or made available to the Parties or the Parties’ Representatives or that a Party or any Party’s Representative has inspected Evaluation Material; (ii) the fact that any discussions, investigations or negotiations are taking place or have taken place concerning a Transaction; (iii) any of the proposed terms, proposed conditions or other facts with respect to any Transaction, including the status thereof; or (iv) that this Agreement exists (the information of the types referred to in clauses (i) to (iv) being collectively referred to herein as “Transaction Information”). The obligations in the preceding sentence shall survive any return or destruction of the Evaluation Material pursuant to the provisions hereof until the termination or expiration of this Agreement.

5.

Notwithstanding anything in this Agreement to the contrary, in the event that the Recipient Party or any Representative of the Recipient Party is requested or required under applicable law or the applicable rules or regulations of any securities exchange or similar self-regulatory organization (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), to disclose Evaluation Material or Transaction Information, it is agreed that the Recipient Party and any such Representative of the Recipient Party will provide the Disclosing Party with prompt notice of such event so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Recipient Party or such Representative of the Recipient Party. In the event the Disclosing Party determines to seek such protective order or other remedy, the Recipient Party and any such Representative of the Recipient Party will reasonably cooperate with the Disclosing Party in seeking such protective order or other remedy. In the event that disclosure of Evaluation Material or Transaction Information is required based on the advice of the Recipient Party’s outside legal counsel, the Recipient Party and its Representatives shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such of the disclosed information which the Disclosing Party so designates, and the Recipient Party shall then disclose only that portion of the Evaluation Material that is legally required to be disclosed. It is understood that the Recipient Party or its Representatives shall not be deemed to be “legally required” to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, the Recipient Party or its Representatives would be prohibited from (i) purchasing or selling any securities of the Disclosing Party, engaging in derivative transactions with respect to any securities of the Disclosing Party or otherwise proposing or making an offer to do so, or (ii) taking any of the actions described in paragraph 7 of this Agreement; provided, that, this clause (ii) shall terminate and be of no further effect upon the earlier of (x) the expiration of the Standstill Period specified in paragraph 7 of this Agreement and (y) the termination of the Standstill Period in accordance with the last sentence of paragraph 7.

6.	Each Party is aware, and each Party will advise its Representatives who are informed of the matters that are the subject of this Agreement, that applicable securities laws restrict persons with material, non-public information concerning the other Party (including matters that may be the subject of this Agreement) from purchasing or selling securities of such Party, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

7.

Each Party agrees that for a period of twelve months from the Effective Date (the “Standstill Period”), unless specifically invited in writing by the other Party, it will not, and will cause its Representatives not to in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any other way knowingly assist (including, without limitation, through the provision of financing) any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) of the other Party or any of its subsidiaries, or rights, options or other derivative instruments to acquire any securities (or beneficial ownership thereof) of the other Party or any of its subsidiaries, or any assets (other than de minimis assets), indebtedness or businesses of the other Party or any of its subsidiaries, (ii) any tender or exchange offer involving the other Party, any of its subsidiaries or assets of its subsidiaries constituting a significant portion of the consolidated assets of the other Party and its subsidiaries, (iii) any merger, other business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other Party or any of its subsidiaries or (iv) any “solicitation” of “proxies” (as such terms are used under the Securities Exchange Act of 1934, as amended, the “Exchange Act”) or consents with respect to any voting securities of the other Party (including, for the avoidance of doubt, consents or taking other action with respect to the calling of a special meeting of the other Party’s stockholders, seeking to advise or knowingly influence any person with respect to the voting of any securities of the other Party or making any stockholder proposal); (b) form, join or in any way participate in a “group” (as such term is used under the Exchange Act) with respect to any securities of the other Party and/or any of its securities or other matters contemplated by this paragraph; (c) otherwise knowingly act, alone or in concert with others, to (i) seek, or propose to seek, representation on or to control the management, board of directors or policies of the other Party or (ii) seek, or propose to seek, the removal of any member of management or board of directors of the other Party; (d) knowingly take any action that could reasonably be expected to result in the public disclosure of any Transaction Information or any part of the information contained in the Evaluation Material or any matters of the types set forth in this paragraph; (e) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (f) knowingly advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing or (g) request, directly or indirectly, the other Party or the other Party’s Representatives to amend, modify or waive any provision of this paragraph (including this clause (g)); provided, that, none of the provisions of this paragraph shall prohibit either Party from making a non-public proposal to the Board of Directors of the other Party or any executive officer or director of such Party with respect to the Transaction at any time within 60 calendar days after the Effective Date. If at any time during the Standstill Period (i) either Party publicly announces that its Board of Directors has approved, or such Party has entered into, a definitive agreement providing for such Party’s merger with or acquisition of a majority of its shares by, or sale of substantially all of its assets to, an unrelated third party or (ii) a tender or exchange offer is commenced which if consummated would result in the offeror acquiring 50% or more of the voting power of the outstanding securities of such Party, then the restrictions set forth in this paragraph 7 shall terminate (and the Standstill Period shall be deemed to have expired) and all other provisions of this Agreement shall continue to be in full force and effect in accordance with the terms hereof.

8.	Each Party agrees that neither it nor such Party’s Representatives will (a) initiate or cause to be initiated (other than through the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the General Counsel, Secretary, or Vice President, Corporate Development) any communication concerning the Evaluation Material or any potential Transaction with any employee of the other Party or (b) make contact with any other person that is not aware that a Transaction is contemplated under circumstances that are reasonably likely to give rise to suspicions that a Transaction is contemplated or that the Parties may be interested in pursuing a Transaction. For the 18 month period from the Effective Date, each Party and its controlled affiliates will not hire, solicit (directly or indirectly) or cause to be solicited (directly or indirectly) the employment of, any executive officer of the other Party or any other officer or key employee of the other Party who became known to such Party by reason of such Party’s involvement in the consideration of the Transaction; provided, however, that the foregoing provisions will not prevent either Party from making general solicitations of employment (including the use of search firms) not specifically directed at employees of the other Party or from employing any such officer or employee who contacts such Party solely in response to any such general solicitations or contacts such Party on his or her sole initiative and without encouragement from such Party.

9.

In the event that either Party decides not to proceed with the Transaction, upon the written request of the Disclosing Party, the Recipient Party and its Representatives will promptly deliver or cause to be delivered to the Disclosing Party (or destroy at the Recipient Party’s discretion) all written or electronic Evaluation Material; provided, that neither Recipient Party nor any of its Representatives will be required to destroy any electronic copy of any Evaluation Material that is created pursuant to such Party’s standard electronic backup and archival procedures if (i) personnel whose functions are not primarily information technology in nature do not have access to such retained copies and (ii) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery). In any event, all destruction pursuant to this paragraph shall be certified in writing to the Disclosing Party by an authorized officer supervising such destruction within ten days of a request by the Disclosing Party to do so. Notwithstanding the foregoing, the Disclosing Party’s Evaluation Material may be retained by the other Party to the extent required to be retained by applicable law or regulation; provided that such materials referenced in this sentence shall indefinitely remain subject to the confidentiality obligations of this Agreement applicable to Evaluation Material.

10.	The Recipient Party understands and acknowledges that neither the Disclosing Party nor any of Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to the Recipient Party or the Representatives of the Recipient Party by the Disclosing Party or its Representatives in connection with matters contemplated hereby. Only those representations and warranties that may be made to a Party in a definitive written agreement for a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and each Party agrees that if it determines to engage in a Transaction such determination will be based solely on the terms of such definitive written agreement and on its own investigation, analysis and assessment of the Transaction. Except as provided in any such definitive written agreement, neither the Disclosing Party nor any of its Representatives shall have any liability to the Recipient Party or any other person, including, without limitation, the Representatives of the Recipient Party and equityholders, on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither the Recipient Party nor its Representatives will make any claims whatsoever against such other persons, with respect to a possible Transaction or resulting from the use of, or reliance on, Evaluation Material by the Recipient Party or the Representatives of the Recipient Party. Unless and until such a definitive written agreement is entered into, neither Party nor any of its Representatives, by virtue of this Agreement or any other written or oral expression, will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this Agreement. Without limiting the generality of the foregoing, each Party specifically acknowledges and agrees that, unless and until a definitive written agreement is entered into stating otherwise, each Party may conduct and change the process with respect to any possible Transaction as it, in its sole discretion, shall determine, including, without limitation, at any time terminating access to the Evaluation Material by the other Party and its Representatives, rejecting any and all offers for a Transaction without stating reasons, negotiating with one or more other parties and entering into a definitive agreement for a Transaction without prior notice to the other Party or any other person.

11.	Each Party shall comply with any relevant export control laws and regulations of the United States and/or any other country with jurisdiction over Evaluation Material and/or either Party to this Agreement.

12.	As used in this Agreement, the term “person” shall mean any individual, corporation, company, association, partnership, joint venture, trust or other unincorporated organization or entity.

13.	This Agreement may be modified or amended only by a separate writing signed by the Parties expressly so modifying or amending this Agreement. In addition, no waiver or of the terms and conditions hereof will be binding unless approved in writing by both of the Parties hereto.

14.	This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior oral or written agreements or understandings that may exist between any of the Parties hereto, relating to the subject matter hereof.

15.	The Recipient Party also acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by the Recipient Party or any Representative of the Recipient Party and that any such breach would cause the Disclosing Party irreparable harm. Accordingly, the Recipient Party also agrees that in the event of any breach or threatened breach of this Agreement, the Disclosing Party, in addition to any other remedies at law or in equity it may have, shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security. It is understood and agreed that no failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16.	Each Party acknowledges that the Disclosing Party may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Evaluation Material. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Evaluation Material pursuant to this Agreement. The parties (i) share a common legal and commercial interest in such Evaluation Material, (ii) are or may become joint defendants in proceedings to which such Evaluation Material relates and (iii) intend that such protections and privileges remain intact should either Party become subject to any actual or threatened proceeding to which such Evaluation Material relates. In furtherance of the foregoing, neither Party will claim or contend, in proceedings involving either Party, that the other Party waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Evaluation Material pursuant to this Agreement.

17.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

18.	Except as otherwise expressly provided herein or provided in any definitive written agreement with respect to a Transaction, the obligations under this Agreement shall continue for a period of 18 months from the Effective Date.

19.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within that state. The Parties agree and consent to the exclusive jurisdiction of the Delaware Chancery Court in Wilmington, Delaware (“Delaware Court”) in respect of any suit, action or proceeding arising out of this Agreement, agrees that venue for any action on this Agreement will be properly laid in the Delaware Court and waives any objection to the bringing of any suit, action or proceeding in the venue. Service of any process, summons, notice or document by U.S. registered mail addressed to a Party hereunder at the address set forth above shall be effective service of process for any such suit, action or proceeding brought against such Party in any such court. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

20.	This Agreement may be executed in two or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature to this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows]

If you are in agreement with the foregoing, please sign and return one copy of this Agreement, which thereupon will constitute a binding agreement between us with respect to the subject matter hereof.

Very truly yours,

ON Semiconductor Corporation

By:	/s/ Keith D. Jackson

Name:	Keith D. Jackson
Title:	Chief Executive Officer

Confirmed and agreed to as of the date first above written:

Fairchild Semiconductor

International, Inc.

By:	/s/ Mark S. Thompson

Name:	Mark S. Thompson
Title:	Chief Executive Officer